Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer or Katie Hayes, Investor Relations @ 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION ANNOUNCES

STRONG START TO 2010 YEAR

Q1 Operating Income Increases by 18%

Oak Brook, Illinois – May 4, 2010 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the first quarter ended March 31, 2010.

Commentary

Douglas B. Mackie, President and Chief Executive Officer, said, “We had a strong start to 2010, with higher operating margins in the first quarter more than offsetting lower foreign dredging revenues, producing an 18% increase in operating income. In addition, we are seeing encouraging signs in the demolition business with improved margins and the quarter-end backlog level at more than twice what it was a year ago. “

2010 First Quarter Operating Results

Total revenue for the quarter ended March 31, 2010 was $161.4 million, down 10% from $179.2 million during the first quarter of 2009. Most of this decline was attributable to a decrease in foreign dredging revenues compared with a very strong first quarter in 2009 for foreign operations. Domestically, a robust first quarter for beach work offset declines in capital and maintenance revenues. Demolition revenue in the quarter was $12.4 million, consistent with revenue a year ago.

Gross profit for the first quarter of 2010 increased by 13% to $30.5 million from $27.0 million resulting in gross profit margin (gross profit divided by revenue) increasing to 18.9%, versus 15.1% in the first quarter of 2009. The increase in margin resulted from several factors, one of which was a greater weighting of domestic dredging work in the project mix for 2010. In addition, 2009 gross profit margin was negatively affected when a portion of the Company’s Diyar contract in Bahrain was reclassified from backlog to an option, reducing the scope of the project and decreasing the overall project margin. Also, last year’s gross profit for the demolition business was negatively impacted by a write-off related to a large development contract that had been delayed due to the economic downturn. Operating income increased by 18% to $19.4 million versus $16.4 million for the first quarter of 2009 as the higher gross profit more than offset a $0.6 million increase in general and administrative (G&A) costs.

Interest expense of $3.2 million was down $1.0 million in the quarter due to the decrease in borrowings on the Company’s revolving credit facility and a non-cash gain of $0.8 million on the valuation of the Company’s interest rate swaps. The Company had no interest rate swaps in place during the first quarter of 2009. Net income attributable to Great Lakes Dredge & Dock Corporation for the quarter was $9.3 million, or $0.16 per diluted share, versus $7.3 million, or $0.13 per diluted share, a year ago. EBITDA (as defined below) was $28.2 million for the 2010 quarter compared with $28.4 million in the prior year.

During the quarter, the Company paid down the $11 million that was outstanding on its revolving credit facility at year-end and increased its cash and cash equivalents to $20.9 million as of March 31, 2010. Outstanding at quarter end was $175 million of 7  3/4%

senior subordinated debt and performance letters of credit of $35.3 million, including $19.6 million outstanding on the Company’s revolving credit facility. The Company’s $155.0 million revolving credit facility matures in June 2012 and includes an $85.0 million sublimit for the issuance of letters of credit. At March 31, 2010 the Company had $125.4 million of borrowings available under this facility, after excluding $10.0 million which is unavailable from a defaulting lender.

Bid Market & Backlog

During the first quarter of 2010, $211 million of work was awarded in the domestic dredging bid market. Great Lakes won the only beach project awarded in the quarter, totaling $10.4 million, as well as 29%, or $22.4 million, of the maintenance projects. Overall the Company won 16% of the first quarter bid market, down from its average win rate of 46% over the last three years However, this type of quarterly variability in contract wins is not unusual and generally not indicative of the win rate the Company will achieve for the full year.

Due primarily to the strong first quarter operating performance and the lower level of market awards won during the quarter, the Company’s overall backlog decreased to $296 million as of March 31, 2010 compared with $344 million a year earlier. Dredging backlog at March 31, 2010 and 2009 excludes $35 million and $63 million, respectively, of domestic low bids pending award, additional phases (“options”) pending on domestic projects currently in backlog and the remaining option on the Diyar contract. Demolition services backlog at March 31, 2010 was $51.2 million, compared with $24.1 million at March 31, 2009. This increase reflects the success the demolition business has had in expanding into other markets, specifically in New York.

Commentary

Doug Mackie continued, “We are very pleased with our start to 2010. The strong 2009 domestic bid market, bolstered by stimulus funding, provided a solid domestic backlog with which to kick off 2010.

“Momentum continues to build for the Harbor Maintenance Trust Fund (“HMTF”) initiative. In the last two months, a bill related to the use of the Fund’s revenues was introduced in Congress with support building on both sides of the aisle. In addition, it currently appears that a new Water Resources Development Act (“WRDA”) bill is also gaining momentum and will be introduced in the coming months. We currently anticipate that the HMTF bill will be attached to the WRDA bill and that they will be passed this fall.

“We are also optimistic about longer term opportunities both domestically and in the Middle East. In the U.S., there is increased attention being focused on expansion projects for East and Gulf Coast ports. The number of ports and the size of projects which are being discussed in this regard will have a substantial impact on the U.S. dredging market as plans progress.

“In the Middle East, it appears that customers are beginning to feel more confident in moving forward with infrastructure projects, although not of the massive scope we have seen in the past. Consistent with the expectation of heightened activity levels in the region during 2011, we are moving forward with an $18 million upgrade of the dredge Ohio that was purchased in 2007. This dredge, already located in the Middle East, will be a world class cutter suction dredge, similar in size and capabilities to our dredge Texas, which will make the Ohio well suited for many of the projects we see on the horizon.

“With regard to 2010, we’re looking forward to another strong year for Great Lakes. The precise timing of when the Corps brings dredging projects to market can be difficult to predict. However, the continuing need to maintain the nation’s waterways and deepen its ports to maintain world class status ensures there will be ongoing demand for domestic dredging for the foreseeable future. We are also encouraged by signs that both the international market for dredging and the domestic demolition business are beginning to come back.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, May 4th at 10:30 a.m. C.D.T. The call in number is 866-783-2141 and passcode is 98550773. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 81800212.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 30% of its dredging revenues over the last three years. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 120-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the U.S. industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statement of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

Revenues	$161,400	$179,203

Gross profit	30,484	27,037

General and administrative	(10,960)	(10,399)
Amortization of intangible assets	(110)	(193)

Operating income	19,414	16,445

Other income (expense)
Interest expense-net	(3,220)	(4,268)
Equity (loss) in joint ventures	(722)	(556)

Income before income taxes	15,472	11,621

Income taxes	(6,239)	(5,171)

Net income	9,233	6,450

Net loss attributable to noncontrolling interest	93	864

Net income attributable to Great Lakes Dredge & Dock Corporation	$9,326	$7,314

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.16	$0.13
Basic weighted average shares	58,548	58,488

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.16	$0.13
Diluted weighted average shares	58,695	58,488

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to EBITDA

(Unaudited and in thousands)

	Three Months Ended March 31,
	2010	2009

Net income attributable to Great Lakes Dredge & Dock Corporation	$9,326	$7,314
Adjusted for:
Interest expense, net	3,220	4,268
Income taxes	6,239	5,171
Depreciation and amortization	9,439	11,646

EBITDA	$28,224	$28,399

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	Period Ended
	March 31, 2010	December 31, 2009

Cash and cash equivalents	$20,925	$3,250
Total current assets	210,186	232,436
Total assets	637,018	665,426
Total short-term debt	910	1,200
Total current liabilities	117,926	141,149
Long-term debt	175,000	186,000
Total equity	252,964	244,549

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended March 31,
	2010	2009

Net cash flows provided by (used in) operating activities	$37,199	$(16,181)

Great Lakes Dredge & Dock Corporation

Revenue and Backlog Data

(Unaudited and in thousands)

	Three Months Ended March 31,
Revenues (in thousands)	2010	2009
Dredging:
Capital - U.S.	$44,087	$54,478
Capital - foreign	25,572	44,255
Beach	38,605	21,632
Maintenance	40,777	45,947

Dredging Revenue	149,041	166,312
Demolition	12,359	12,891

Total Revenue	$161,400	$179,203

	As of March 31,
Backlog (in thousands)	2010	2009
Dredging:
Capital - U.S.	163,598	185,428
Capital - foreign	40,968	120,583
Beach	36,917	1,478
Maintenance	54,213	36,074

Dredging Backlog	295,696	343,563
Demolition	51,204	24,125

Total Backlog	$346,900	$367,688